Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated balance sheet as of December 31, 2014 presents our financial position after giving pro forma effect to the following as if such transactions had occurred on December 31, 2014:

•                  our acquisition of BioRx, LLC (“BioRx”) on April 1, 2015;

•                  our borrowings under our new credit facility, which was entered into on April 1, 2015; and

•                  the public offering of our common stock on March 31, 2015 and the use of a portion of the net proceeds therefrom as describe in Note 2 (the “Offering Transactions”).

The following unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2014 presents our operating results after giving pro forma effect to the following as if such transactions had occurred on January 1, 2014:

•                  our acquisition of BioRx on April 1, 2015;

•      our acquisition of MedPro Rx, Inc. (“MedPro”) on June 27, 2014;

•                  our borrowings under our new credit facility;

•                  our election to be taxed as a C corporation effective on January 23, 2014;

•                  our issuance of capital stock to certain funds of T. Rowe Price on January 23, 2014, our issuance of capital stock to certain funds of Janus Capital Group (“Janus”) on April 1, 2014, and the use of related proceeds to redeem common stock and common stock options (the “Preferred Stock Transactions”);

•                  the initial public offering of our common stock on October 9, 2014 (the “IPO”) and use of related proceeds to retire indebtedness and the conversion of all outstanding shares of our capital stock into shares of our common stock upon the completion of the IPO and immediately thereafter a stock split effected as a stock dividend of 8,500 shares for each share of our common stock (collectively, and with the Preferred Stock Transactions, the “Capital Stock Transactions”); and

•                  the Offering Transactions (collectively with the Capital Stock Transactions, the “Other Transactions”).

These transactions are all more fully described in Note 2 hereto.  The pro forma adjustments are based on available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the noted events on our historical consolidated financial information.

Included in the pro forma combined consolidated financial information is an allocation of the estimated purchase price paid for BioRx based on preliminary estimates and assumptions.  Those estimates and assumptions could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we acquired, some of which are dependent on the completion of valuations being performed by independent valuation specialists. The unaudited pro forma combined consolidated financial information does not reflect any future operating efficiencies, associated costs savings or any possible integration costs that may occur related to the BioRx acquisition or may yet occur related to the MedPro acquisition.

The unaudited pro forma combined consolidated financial information is included for informational purposes only and should not be relied upon as being indicative of our financial condition or results of operations had the noted events occurred on the dates assumed nor as a projection of our results of operations or financial position for any future period or date.  The preparation of the unaudited pro forma combined consolidated information requires the use of certain assumptions which may be materially different from our actual experience.

The unaudited pro forma combined consolidated balance sheet and consolidated statement of operations should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 and the consolidated financial statements of BioRx included herein as Exhibit 99.1.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Balance Sheet

As of December 31, 2014

			BioRx
	Diplomat	BioRx	Acquisition			Offering		Pro Forma
	Actual	Actual	Adjustments		Subtotal	Transactions		Total
	(Dollars in Thousands)
ASSETS
Current assets:
Cash and equivalents	$17,957	$238	$(7,120)	(A)	$11,075	$55,879	(N)	$66,954
Accounts receivable, net	158,450	36,930	—		195,380	—		195,380
Inventories	110,683	5,314	—		115,997	—		115,997
Deferred income taxes	1,813	—	570	(B)	2,383	—		2,383
Prepaid expenses and other current assets	2,183	1,733	(20)	(C)	3,896	—		3,896
Total current assets	291,086	44,215	(6,570)		328,731	55,879		384,610

Property and equipment, net	13,150	930	367	(D)	14,447	—		14,447
Capitalized software for internal use, net	13,236	—	—		13,236	—		13,236
Goodwill	23,148	—	136,845	(E)	159,993	—		159,993
Intangible assets, net	44,973	—	194,000	(F)	238,973	—		238,973
Investment in non-consolidated entity	3,500	—	—		3,500	—		3,500
Other noncurrent assets	993	198	(36)	(C)	6,775	—		6,775
			5,620	(G)

Total assets	$390,086	$45,343	$330,226		$765,655	$55,879		$821,534

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$202,495	$26,050	$—		$228,545	$—		$228,545
Borrowings on line of credit	—	355	(355)	(H)	95,145	(95,145)	(N)	—
			95,145	(I)
Short-term debt, including current portion of long-term debt	—	5,000	(5,000)	(H)	6,000	—		6,000
			6,000	(I)
Accrued expenses:
Contingent consideration	6,282	—	—		6,282	—		6,282
Compensation and benefits	2,257	—	—		2,257	—		2,257
Other	4,394	2,518	—		6,912	—		6,912
Total current liabilities	215,428	33,923	95,790		345,141	(95,145)		249,996

Long-term debt, less current portion	—	4,020	(4,020)	(H)	114,000	—		114,000
			114,000	(I)
Contingent consideration, less current portion	5,409	—	33,000	(J)	38,409			38,409
Deferred income taxes	518	—	—		518	—		518
Other noncurrent liabilities	4	—	—		4	—		4

Total liabilities	221,359	37,943	238,770		498,072	(95,145)		402,927

Redeemable preferred stock	—	109,713	(109,713)	(K)	—	—		—

Shareholders’ equity (deficit):
Preferred stock	—	—	—		—	—		—
Common stock	148,901	2,098	(2,098)	(K)	248,687	187,322	(N)	436,009
			99,786	(L)
Additional paid-in capital	9,893	—	—		9,893	(2,349)	(O)	7,544
Retained earnings (accumulated deficit)	5,354	(104,411)	104,411	(K)	4,424	(33,949)	(O)	(29,525)
			(930)	(M)
	164,148	(102,313)	201,169		263,004	151,024		414,028
Noncontrolling interest	4,579	—	—		4,579	—		4,579
Total shareholders’ equity (deficit)	168,727	(102,313)	201,169		267,583	151,024		418,607

Total liabilities and shareholders’ equity (deficit)	$390,086	$45,343	$330,226		$765,655	$55,879		$821,534

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Year Ended December 31, 2014

			BioRx				MedPro
	Diplomat	BioRx	Acquisition			MedPro	Acquisition		Other		Pro Forma
	Actual	Actual	Adjustments		Subtotal	Actual	Adjustments		Transactions		Total
	(Dollars in Thousands, Except Per Share Amounts)

Net sales	$2,214,956	$227,162	$—		$2,442,118	$43,780	$—		$—		$2,485,898
Cost of goods sold	(2,074,817)	(161,705)	2,340	(P)	(2,234,182)	(35,733)	—		—		(2,269,915)

Gross profit	140,139	65,457	2,340		207,936	8,047	—		—		215,983

Selling, general and administrative expenses	(127,556)	(42,889)	(2,340)	(P)	(195,887)	(6,169)	—		1,173	(Y)	(203,117)
			(19,465)	(Q)			(2,518)	(Q)
			(3,637)	(R)			(531)	(R)
							825	(S)
							(10)	(T)

Income from operations	12,583	22,568	(23,102)		12,049	1,878	(2,234)		1,173		12,866

Other income (expense):
Interest expense	(2,528)	(249)	(8,405)	(U)	(11,182)	—	(882)	(U)	6,740	(Z)	(5,324)
Change in fair value of redeemable common stock	9,073	—	—		9,073	—	—		(9,073)	(AA)	—
Termination of existing stock redemption agreement	(4,842)	—	—		(4,842)	—	—		—		(4,842)
Equity loss and impairment of non-consolidated entity	(6,208)	—	—		(6,208)	—	—		—		(6,208)
Other	1,128	24	—		1,152	90	—		—		1,242
Total other income (expense)	(3,377)	(225)	(8,405)		(12,007)	90	(882)		(2,333)		(15,132)
Income before income taxes	9,206	22,343	(31,507)		42	1,968	(3,116)		(1,160)		(2,266)
Income tax expense	(4,655)	(595)	4,077	(V)	(1,173)	—	436	(V)	(541)	(BB)	(1,277)

Net income	4,551	21,748	(27,430)		(1,131)	1,968	(2,680)		(1,701)		(3,543)
Less: net loss attributable to noncontrolling interest	(225)	—	—		(225)	—	—		—		(225)

Net income attributable to Diplomat Pharmacy, Inc.	4,776	21,748	(27,430)		(906)	1,968	(2,680)		(1,701)		(3,318)
Net income allocable to preferred shareholders	458	—	—		458	—	—		(458)	(AA)	—
Net income allocable to common shareholders	$4,318	$21,748	$(27,430)		$(1,364)	$1,968	$(2,680)		$(1,243)		$(3,318)

Net income per common share:
Basic	$0.12				$(0.03)						$(0.05)
Diluted	$0.11				$(0.03)						$(0.05)

Weighted average shares outstanding:
Basic	35,990,122		4,050,926	(W)	40,041,048		358,348	(W)	21,503,120	(CC)	61,902,516
Diluted	38,535,325		1,505,723	(X)	40,041,048		358,348	(W)	21,503,120	(CC)	61,902,516

See accompanying notes to unaudited pro forma combined consolidated financial information.

DIPLOMAT PHARMACY, INC.

Notes to Unaudited Pro Forma Combined Consolidated Financial Information

(Dollars in Thousands)

1. Basis of Presentation

The unaudited pro forma combined consolidated financial information presents our financial position and results of operations as if the transactions described in Note 2 occurred on the earlier of their actual transaction date or December 31, 2014 for purposes of the pro forma balance sheet as of December 31, 2014 and on January 1, 2014 for purposes of the pro forma statement of operations for the year ended December 31, 2014.  Our and BioRx’s actual audited balance sheets as of December 31, 2014 were used as the basis for the pro forma balance sheet.  For the year ended December 31, 2014, our and BioRx’s actual operating results for that year and MedPro’s actual unaudited operating results from January 1, 2014 to its June 27, 2014 acquisition date were used as the basis for the pro forma statement of operations.  The pro forma combined consolidated financial information also reflects the assumptions and adjustments described in Note 3.

2. Description of Transactions

BioRx Acquisition:  On February 26, 2015, we signed a definitive agreement (the “Agreement”) to acquire BioRx.  On April 1, 2015, we acquired all of the authorized, issued and outstanding shares of capital stock of BioRx, a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio.  We acquired BioRx to further expand our existing specialty infusion business and to increase our national presence.  We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets.  Accordingly, the value of these components is included within goodwill.  The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes.

We accounted for our acquisition of BioRx using the acquisition method as required by Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (‘‘FASB ASC 805”).  The following table summarizes the consideration transferred to acquire BioRx:

Cash	$215,145
4,050,926 restricted common shares at closing	99,786
Contingent consideration at fair value	33,000
$347,931

The above cash consideration is subject to a final true-up following closing, which is not known at this time and therefore not reflected above.

For purposes of these pro forma financial statements, the above share consideration at closing is based on 4,050,926 shares, as computed in accordance with the Agreement, times our per share market price as of December 31, 2014 ($27.37) multiplied by 90% to account for the restricted nature of the shares.  The fair value of these restricted shares based upon the per share market price as of March 31, 2015 ($34.58) would result in an increase to pro forma share consideration and goodwill of $26,286.

Additionally, the purchase price includes a contingent consideration arrangement that requires us to issue up to 1,350,309 shares of our common stock, as computed in accordance with the Agreement, to the former owners of BioRx based upon the achievement of certain earnings before interest, taxes, depreciation and amortization targets in the twelve month period ending March 31, 2016.   For purposes of these pro forma financial statements, the estimated shares to be issued pursuant to this provision were valued utilizing a Monte Carlo simulation.  Payment of the contingent consideration is subject to acceleration at the maximum contingent amount in the event of (i) a change in control of Diplomat or (ii) the termination without cause of either of two principals of BioRx that have continued employment with us following the closing, in each case during the 12-month period ending March 31,

2016.

We expect to incur acquisition-related costs of approximately $1,500, none of which were incurred prior to January 1, 2015.

The following table summarizes the preliminary amounts of identifiable assets to be acquired and liabilities to be assumed at the assumed acquisition date of December 31, 2014:

Cash and cash equivalents	$238
Accounts receivable	36,930
Inventories	5,314
Prepaid expenses and other current assets	1,713
Property and equipment	1,297
Capitalized software for internal use	162
Intangible assets	194,000
Current liabilities	(28,568)
Total identifiable net assets	211,086
Goodwill	136,845
$347,931

Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	10 years	$120,000
Non-compete employment agreements	5 years	39,000
Trade names and trademarks	13 years	35,000
		$194,000

Because the BioRx acquisition was completed so recently, we have not finalized the purchase price allocation pending further analysis of the net assets acquired, particularly in regards to valuations of acquired intangible assets.  Accordingly, the purchase price allocation described above could change materially as we finalize our assessment of the allocation and the fair values of the net tangible and intangible assets we acquired, some of which are dependent on the finalization of valuations being performed by independent valuation specialists.  Additionally, the current estimate of the fair value of the contingent consideration described above is based on preliminary assumptions regarding BioRx’s operating results through 2016 and may be adjusted upon gathering additional information as to BioRx’s forecast for that period.

MedPro Acquisition:  In June 2014, we acquired all of the authorized, issued and outstanding shares of capital stock of MedPro.  MedPro, based in Raleigh, North Carolina, is a specialty pharmacy focused on specialty infusion therapies including hemophilia and immune globulin.  We acquired MedPro to expand our existing specialty infusion business and to increase our presence in the mid-Atlantic and Southern regions of the U.S.  We ascribe significant value to the cost reductions as well as synergies and other benefits that do not meet the recognition criteria of acquired identifiable intangible assets.  Accordingly, the value of these components is included within goodwill.  The acquisition is treated as a stock purchase for accounting purposes, and the goodwill resulting from this acquisition is deductible for tax purposes.  The results of operations for MedPro are included in our consolidated financial statements from the acquisition date and include approximately $49,454 of sales made directly by MedPro during the second half of 2014.

We did not acquire MedPro’s affiliate from which MedPro leased certain operating and other facilities.  Instead, we, commensurate with the acquisition, entered into a five-year external lease agreement for the facilities on similar terms.  As we do not direct the significant activities of the lessor, it is not consolidated into our financial statements.

We accounted for our acquisition of MedPro using the acquisition method as required by FASB ASC 805.  The following table summarizes the consideration transferred to acquire MedPro:

Cash	$52,267
716,695 restricted Class B common shares	12,000
Contingent consideration at fair value	4,270
$68,537

The purchase price includes a contingent consideration arrangement that requires us to pay the former owners an additional payout based upon the achievement of certain revenue and gross profit targets in each of the twelve month periods ending June 30, 2015 and 2016.  The maximum payout of contingent consideration is $11,500.  We incurred acquisition-related costs of approximately $825 that were charged to “Selling, general and administrative expenses” for the year ended December 31, 2014.

The following table summarizes the amounts of identifiable assets acquired and liabilities assumed at the acquisition date:

Cash and cash equivalents	$668
Accounts receivable	9,050
Inventories	3,819
Prepaid expenses and other current assets	204
Property and equipment	697
Capitalized software for internal use	25
Intangible assets	37,099
Current liabilities	(4,660)
Total identifiable net assets	46,902
Goodwill	21,635
$68,537

Definite-lived intangible assets that were acquired and their respective useful lives are as follows:

	Useful Life	Amount
Patient relationships	7 years	$24,000
Trade names and trademarks	10 years	8,700
Non-compete employment agreements	5 years	4,399
		$37,099

We determined the estimated fair values of the identifiable long-lived assets with assistance from an independent valuation firm. The valuation firm also assisted with our determination of the fair value of the contingent consideration utilizing historical results, forecasted operating results of MedPro for each of the twelve month periods ending June 30, 2015 and 2016, and the corresponding contractual contingent payouts based on those results discounted at rates commensurate with the uncertainty involved.  Based on operating results since MedPro’s acquisition, we increased the estimated contingent payout.  Through December 31, 2014, the contingent consideration liability was increased to $9,891, with a charge of $5,621 to ‘‘Selling, general and administrative expenses’’ for the year ended December 31, 2014.

New credit facility:  In conjunction with the BioRx acquisition, on April 1, 2015, we also entered into a credit facility with GE Capital Bank to increase our line of credit to $175,000, enter into a Term Loan A for $120,000, a deferred draw term loan for an additional $25,000 and extend the maturity date to April 1, 2020 (the “new credit facility”).  The new credit facility provides for the issuance of letters of credit up to $10,000 and swingline loans up to $15,000, the issuance and incurrence of which will reduce the availability of the revolving credit facility.  The new credit facility provides two interest rate options, (i) LIBOR (as defined) plus 2.75% or (ii) Base Rate (as defined) plus 1.75%, provided, however, that interest with respect to the amended line of credit may adjust after a certain period of time based on changes in our leverage ratio.  We expect to incur deferrable financing costs of approximately $5,620, none of which were incurred prior to January 1, 2015.

Change in Income Tax Status:  We elected to be taxed as a C corporation effective on January 23, 2014.

Preferred Stock Transactions:  In January 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of T. Rowe Price under which we issued to certain funds of T. Rowe Price 2,986,228 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $20,000 of this $50,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $30,000 was used to redeem common stock ($26,900) and common stock options ($3,100).

In April 2014, we entered into a Series A Preferred Stock Purchase Agreement with certain funds of Janus under which we issued to certain funds of Janus 3,225,127 shares of Series A Preferred Stock at a purchase price of $16.74 per share. We used $25,200 of the $54,000 investment for general corporate purposes inclusive of fees associated with this transaction, and the remaining $28,800 was used to redeem common stock ($26,500) and common stock options ($2,300).

Other Capital Stock Transactions:  In October 2014, we completed our IPO in which 15,333,333 shares of common stock were sold at a public offering price of $13.00 per share.  We sold 11,000,000 shares of common stock and certain existing shareholders sold 4,333,333 shares of common stock.  We did not receive any proceeds from the sale of common stock by the existing shareholders.  We received net proceeds of $130,440 after deducting underwriting discounts and commissions of $9,652, and other offering expenses of $2,908.  Proceeds of $80,458 were used to repay existing indebtedness to certain current or former shareholders and employees ($19,824) and borrowings under our revolving line of credit ($60,634).  The remaining net proceeds of $49,982 continue to be used for working capital and other general purposes.  Immediately prior to the completion of the IPO, all outstanding shares of our capital stock converted, on a one-to-one basis, into shares of the single class of common stock that were authorized in conjunction with the IPO, and immediately thereafter a stock split was effected as a stock dividend of 8,500 shares for each share of our common stock.

Offering Transactions:  On March 31, 2015, we closed on an offering of 6,821,125 shares of our common stock at an offering price of $29.00 per share.  After deducting the underwriting discount, we received net proceeds of $187,922 from this offering.  We expect to incur offering-related costs, excluding underwriting discount, of approximately $600, none of which were incurred prior to January 1, 2015.  We used $36,298 of the net proceeds of this offering to repurchase options to purchase our common stock held by a number of current and former employees, including certain executive officers.  Furthermore, we used $95,145 of the net proceeds of this offering to pay down borrowings under our new credit facility.

3. Unaudited Pro Forma Combined Consolidated Balance Sheet Adjustments

BioRx Acquisition Adjustments:

A	—	Reflects BioRx acquisition-related ($1,500) and debt-related ($5,620) transaction costs to be incurred after December 31, 2014.
B	—	Reflects the establishment of deferred income taxes related to BioRx’s acquisition-related transaction costs at our blended income tax rate of 38%.
C	—	Reflects the elimination of BioRx’s unamortized deferred financing costs.
D	—	Reflects the valuation of property and equipment acquired in the BioRx acquisition. This pro forma adjustment is preliminary and may significantly change as we finalize our assessment of these assets.
E	—

Reflects goodwill that represents the excess of the consideration we transferred for the BioRx acquisition (based on the market price per share of our common stock as of December 31, 2014) over the estimated fair value of BioRx’s identifiable net assets as of December 31, 2014. Actual goodwill, which is tax deductible, will be partially based on the actual market price per share of our common stock as of March 31, 2015 and the identifiable net assets of BioRx as of April 1, 2015, and, as such, may be significantly different.

F	—

Reflects the valuation of identifiable intangible assets acquired in the BioRx acquisition. See Note 2 for further details. This pro forma adjustment is preliminary and may significantly change as we finalize our assessment of these assets.

G	—	Reflects estimated deferred financing costs associated with our new credit facility.
H	—	Reflects BioRx’s debt which was not assumed in the acquisition.
I	—	Reflects borrowings under our new credit facility to fund the cash portion of the BioRx purchase price.
J	—

Reflects the estimated fair value of the contingent consideration payable to the sellers of BioRx. See Note 2 for further details. Changes in our estimate of the number of contingent shares to be issued will result in charges or credits to our operating results after the acquisition.

K	—	Reflects the elimination of BioRx’s capital and accumulated deficit.
L	—	Reflects the value of the 4,050,926 shares of common stock issued to the sellers of BioRx based upon our closing market price of $27.37 per share at December 31, 2014. See Note 2 for further details.
M	—	Reflects the after-tax impact of estimated BioRx acquisition-related transaction costs expected to be incurred after December 31, 2014.

Offering Transactions:

N	—

Reflects the net cash proceeds to us from our March 31, 2015 public offering at an the offering price of $29.00 per share, after deducting the underwriting discount and estimated offering expenses payable by us and the use of these proceeds to repurchase certain stock options and to pay down borrowings under our new credit facility.

O	—	Reflects the repurchase of certain stock options with a portion of the net proceeds from our March 31, 2015 public offering.

4. Unaudited Pro Forma Combined Consolidated Statement of Operations Adjustments

Acquisition Adjustments:

P	—	Reflects reclassification of BioRx’s shipping and handling expenses to conform to our presentation of such costs.
Q	—

Reflects amortization of identifiable definite-lived intangible assets acquired in the BioRx and MedPro acquisitions (net of amortization already reflected in actual results). See Note 2 for further details.

R	—

Reflects the change in fair value of the BioRx and MedPro contingent consideration liabilities on a pro forma basis, net of such change already reflected in actual results related to MedPro. Changes in fair value of the contingent consideration liabilities include accretion of these liabilities at a 10.5% rate for both MedPro and BioRx.

S	—	Reflects the elimination from actual results of MedPro acquisition-related transaction costs. Transaction costs are eliminated from the pro forma results as they do not represent recurring expenses.
T	—

Reflects, for the 2014 period prior to our acquisition of MedPro, the net impact of the elimination of affiliate rental income ($69) and affiliate depreciation expense ($59) associated with a certain property owned by consolidated affiliates of MedPro that we did not acquire in the related acquisition from whom MedPro leased such properties. We have entered into an external lease agreement with comparable terms on an ongoing basis.

U	—

Reflects interest expense on incremental borrowings at a 3.5% annual rate to fund the cash portion of the BioRx acquisition ($7,530), plus amortization of related deferred financing costs ($1,124), and less actual interest and amortization expense related to BioRx debt that was not assumed in the acquisition ($249). Also reflects, for the 2014 period prior to our acquisition of MedPro, interest expense on incremental borrowings at a 3.5% annual rate to fund the cash portion of the MedPro acquisition.

V	—	Reflects income taxes associated with the operating results and pro forma adjustments for BioRx and MedPro at our estimated effective income tax rate of 38% for the year ended December 31, 2014.
W	—

Reflects the impact of 4,050,926 shares of common stock issued to the sellers of BioRx as partial payment of the aggregate purchase price, and, for the 2014 period prior to our acquisition of MedPro, the impact of 716,695 shares of common stock issued to the sellers of MedPro as partial payment of the aggregate purchase price.

X	—	Reflects adjustment required to align diluted shares with basic shares due to our pro forma net loss position.

Other Transactions:

Y	—	Reflects the elimination of share-based compensation expense related to stock options repurchased with a portion of the net proceeds from the March 25, 2015 public offering.
Z	—

Reflects the elimination of all actual historical Diplomat ($2,528) and pro forma MedPro $(882) interest expense due to the retirement of all related debt with a portion of the net proceeds to us from the IPO. Also reflects the elimination of interest expense ($3,330) associated with debt repaid under our new credit facility with a portion of the net proceeds from our March 25, 2015 public offering.

AA	—

Reflects (a) the elimination of the change in fair value of redeemable common shares and (b) the impact of all preferred stock being outstanding for the entire period offset by the elimination of any net income attributable to preferred shareholders due to the assumed conversion of all outstanding shares of redeemable common shares and preferred shares into common stock.

BB	—

Reflects the income tax impact from eliminating share-based compensation related to repurchased stock options, all historical Diplomat and pro forma MedPro interest expense due to the retirement of all related debt with a portion of the net proceeds to us from the IPO, and interest expense associated with debt repaid under our new credit facility with a portion of the net proceeds from our March 31, 2015 public offering.

CC	—

Reflects the impact of additional shares of common stock resulting from the assumed conversion of all shares of redeemable common stock and preferred stock (6,647,745), from the IPO (8,468,493) and from the March 31, 2015 public offering (6,821,125), partially offset by the impact of the reduction of common shares caused by their redemption with certain proceeds in the Preferred Stock Transactions (434,243).